Exhibit 99.1

Motorola Solutions Appoints Nicole Anasenes to Board of Directors

CHICAGO – Feb. 21, 2024 – Motorola Solutions (NYSE: MSI) today announced that Nicole Anasenes has been appointed to its board of directors, effective Feb. 21, 2024. Anasenes brings more than 20 years of leadership experience in software and services, market development, acquisitions and business transformation.

“I am pleased to have Nicole join our board, a seasoned leader with deep financial and operational expertise,” said Greg Brown, chairman and CEO, Motorola Solutions. “Her business and industry experience will be instrumental as we continue our purposeful transformation centered on safety and security.”

“I’m honored to join the Motorola Solutions board at such a significant time in the company’s history,” said Anasenes. “I look forward to working alongside the leadership team and building on the company’s strong momentum as they continue their vital work helping to make communities, schools and businesses safer.”

Anasenes currently serves as chief financial officer and senior vice president, Finance for ANSYS, Inc.* (“Ansys”), a developer and provider of engineering simulation software and services. Anasenes has also previously served as chief financial officer and chief operating officer for Squarespace, chief financial officer for Infor and held various leadership positions at IBM. She served on the boards of directors of Ansys from July 2018 until Dec. 2020 and VMware, Inc. from April 2022 to Nov. 2023.

Anesenes earned a bachelor’s degree in Economics and International Business from New York University, as well as an M.B.A. from The Wharton School at the University of Pennsylvania.

*Anasenes will resign as chief financial officer and senior vice president of Ansys on Feb. 22, 2024, and will remain an employee of Ansys until June 7, 2024.

About Motorola Solutions

Motorola Solutions is solving for safer. We build and connect technologies to help protect people, property and places. Our solutions enable the collaboration between public safety agencies and enterprises that’s critical for a proactive approach to safety and security. Learn more about how we’re solving for safer communities, safer schools, safer hospitals, safer businesses – safer everywhere – at www.motorolasolutions.com.

Media Contact:

Alexandra Reynolds

Motorola Solutions

(312) 965 3968

alexandra.reynolds@motorolasolutions.com